Exhibit 4

July 25, 2005

Washington Real Estate Investment Trust

6110 Executive Boulevard

Suite 800

Rockville, Maryland 20852

SunTrust Bank-$70,000,000

Revolving Credit Facility for Washington Real Estate Investment Trust

Gentlemen:

Reference is made to the Amended and Restated Credit Agreement, dated as of August 26, 1999, but effective for all purposes as of July 25, 1999 between Washington Real Estate Investment Trust (the Borrower), SunTrust Bank, successor to Crestar Bank, as Agent, and SunTrust Bank, successor to Crestar Bank, as the sole Bank (the Bank), as amended by the letter amendment dated as of July 25, 2002, between the Agent, the Bank, the Borrower and WRIT LP, as amended by the letter amendment dated as of March 14, 2005, between the Agent, the Bank, the Borrower and WRIT LP (as further amended, modified or supplemented from time to time, the Credit Agreement). Terms defined in the Credit Agreement shall have the same defined meanings when such terms are used herein.

The Bank and the Borrower have agreed to modify the terms of the Credit Agreement. Accordingly, for valuable consideration, the receipt and sufficiency of which are acknowledged, the Agent, the Bank, the Borrower and WRIT LP agree that:

1. The following definitions are added to Article 1 of the Credit Agreement in their proper alphabetical order:

“Base Rate” shall mean the higher of (i) the Prime Rate, and (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%).

“Base Rate Loan” means any Loan or portion thereof with respect to which the interest rate is calculated by reference to the Base Rate.

“Commitment Fee Rate” has the meaning assigned to such term in Section 2,6.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security

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convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Issuance” means any issuance or sale by a Person of any Equity Interest and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.

“Existing Letters of Credit” means those letters of credit listed on Schedule 1 attached hereto.

“Fair Market Value” means, with respect to (a) a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

“Issuing Bank” shall mean SunTrust Bank or any other Bank, each in its capacity as an issuer of Letters of Credit pursuant to Section 2.4.A.

“LC Commitment” shall mean that portion of the aggregate Commitments of the Banks that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed $14,000,000, or, if the aggregate Commitments of the Banks are increased pursuant to Section 2.1. A. of this Agreement, 20% of such aggregate Commitments, as so increased.

“LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to the terms of a Letter of Credit.

“LC Documents” shall mean each Letter of Credit Agreement, the Letters of Credit and all other applications, agreements and

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instruments executed and delivered by the Borrower relating to the Letters of Credit.

“LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Bank shall be its Commitment Percentage of the total LC Exposure at such time.

“Letters of Credit” means any letter of credit issued pursuant to Section 2.4.A. by the Issuing Bank for the account of the Borrower, pursuant to the LC Commitment, whether now outstanding or issued after July 25, 2005.

“Letter of Credit Agreement” means, collectively and individually, each standard form of Application and Agreement for Irrevocable Standby Letter of Credit, to be executed and delivered by the Borrower to the Issuing Bank in connection with each Letter of Credit, as any of the same may be amended, modified or supplemented from time to time.

“Net Proceeds” means, with respect to any Equity Issuance by a Person, the aggregate amount of all cash and the Fair Market Value of all other property received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

2. The definition of “Loan Documents” in Article 1 of the Credit Agreement is amended to include a reference to each Letter of Credit Agreement and each LC Document.

3. The definition of “Non-Usage Fee Rate” is hereby deleted.

4. Clause (b) of the definition of “Total Capitalization Value” in Article 1 of the Credit Agreement is amended to read as follows:

“, and (b) 9.”

5. Clause (b) of the definition of “Value of Unencumbered Assets” in Article 1 of the Credit Agreement is amended to read as follows:

“, and (b) 9.”

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6. Section 2.1 of the Credit Agreement is amended as follows:

(a) The first sentence of Section 2.1 is amended to read as follows:

“Subject to the terms and conditions and relying upon the representations and warranties set forth in this Agreement, each Bank severally agrees to make loans (the “Loans”) to the Borrower, from time to time on any Business Day (as defined below) during the period from the date hereof until July 25, 2008 (the “Termination Date”) in an aggregate amount not to exceed at any time outstanding the commitment of such Bank (as to each Bank, its “Commitment”) as set forth on the Commitment schedule attached as Schedule 2.1 (as amended from time to time, the “Commitment Schedule”), provided that at no time shall the outstanding Loans, plus the total LC Exposure, exceed $70,000,000, subject to the provisions of Section 2.1 A.”

(b) The Commitment Schedule attached as Schedule 2.1 to the Credit Agreement is replaced by the Commitment Schedule attached as Schedule 2.1 to this Agreement.

(c) A final sentence is added to Section 2.1 of the Credit Agreement to read as follows:

“Subject to the terms and conditions and relying upon the representations and warranties set forth in this Agreement, the Issuing Bank agrees to issue Letters of Credit for the account of the Borrower in accordance with Section 2.4.A.”

7. Section 2.1.A. is hereby added to the Credit Agreement, immediately following Section 2.1, to read as follows:

“SECTION 2.1.A. Increase in Aggregate Commitment.

(a) From time to time after July 25, 2005 (the “Effective Date”), the Borrower may, upon written notice to the Agent (who shall promptly provide a copy of such notice to each Bank), request an increase (the “Increase Request”) in the aggregate Commitments of the Banks (and the sum of the aggregate amount of the Loans that may be outstanding and the total permitted LC Exposure) (the amount of any such increase, the “Additional Commitment Amount”). The Increase Request shall specify the amount of the Additional Commitment Amount and the date on which the Additional Commitment Amount is to become effective (the “Increase Date”) (which shall be a Business Day at least 20 Business Days after the delivery of the Increase Request and not later than the second anniversary of the Effective Date).

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(b) The increase in the aggregate Commitments of the Banks and the aggregate amount of the Loans that may be outstanding shall be conditioned upon satisfaction of the following conditions:

(i) after giving effect to such increase, the aggregate Commitments of the Banks (and the sum of the aggregate amount of the Loans that may be outstanding and the total permitted LC Exposure) shall not exceed $150,000,000;

(ii) no Default shall have occurred and be continuing on the relevant Increase Date or shall result from any Additional Commitment Amount;

(iii) the representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the relevant Increase Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(iv) one or more existing or new Banks shall have agreed to acquire the Additional Commitment Amount.

(c) Upon the receipt of the Increase Request, the Agent shall direct SunTrust Robinson Humphrey Capital Markets (the “Arranger”) to solicit the acquisition of the Additional Commitment Amount by having an existing Bank increase its Commitment then in effect, or by adding as a Bank with a new Commitment hereunder a Person who is not then a Bank (a “New Bank”), with the approval of the Agent, which shall not be unreasonably withheld. Each existing Bank shall have the right for a period of 10 Business Days following its receipt of the Increase Request to elect by written notice to the Borrower and the Agent, to acquire all or any part of the Additional Commitment Amount, which notice shall specify the amount such existing Bank wishes to acquire (with each existing Bank giving such notice being referred to herein as an “Increasing Bank” and with such amount specified by such Increasing Bank being referred to herein and the “Proposed Increase Amount”). If the total of the Proposed Increase Amounts exceeds the Additional Commitment Amount requested by the Borrower, then the Additional Commitment Amount shall be allocated ratably among the Increasing Banks, with each Increasing Bank’s allocation being a fraction, the numerator of which shall be the Proposed Increase Amount of such

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Increasing Bank and the denominator of which shall be the sum of all of the Proposed Increase Amounts. No existing Bank (or any successor thereto) shall have any obligation to increase its Commitment or its other obligations under this Agreement and the other Loan Documents, and any decision by an existing Bank to increase its Commitment shall be made in its sole discretion independently from any other Bank. New Banks will be solicited only if the Proposed Increase Amounts are less than the Additional Commitment Amount requested by the Borrower. The Borrower shall cooperate and actively assist the Agent and the Arranger in connection with any such solicitation and shall reimburse the Agent and the Arranger for any reasonable out-of-pocket fees or expenses incurred in connection with such solicitation.

(d) An increase in the aggregate Commitments of the Banks pursuant to this Section 2.1.A. shall become effective upon the receipt by the Agent of an agreement in form and substance satisfactory to the Agent signed by the Borrower, WRIT LP and each Subsidiary then a party to the Subsidiary Guaranty and each Increasing Bank and each New Bank, setting forth the new or increased Commitments of such Banks, together with a replacement or additional Note, as applicable, evidencing the new or increased Commitment of each affected Bank, duly executed and delivered by the Borrower and such evidence of appropriate corporate authorization on the part of the Borrower and WRIT LP and each Subsidiary then a party to the Subsidiary Guaranty with respect to the increase in the Commitments and such opinions of counsel for the Borrower and WRIT LP and each Subsidiary then a party to the Subsidiary Guaranty with respect to the increase in the aggregate Commitments of the Banks as the Agent may reasonably request.

(e) Upon the acceptance of any such agreement by the Agent, the aggregate Commitments of the Banks shall automatically be increased by the amount of the Commitments added through such agreement, and this Agreement shall automatically be deemed amended to reflect the Commitments of all Banks after giving effect to the addition of such Commitments.

(f) Upon any increase in the aggregate amount of the Commitments pursuant to this Section 2. LA. that is not pro rata among all Banks, within five Business Days, the Borrower shall prepay such Loans in their entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in Section 2.1.A.(b), the Borrower shall reborrow Loans from the Banks in

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proportion to their respective Commitments after giving effect to such increase, until such time as all outstanding Loans are held by the Banks in such proportion.”

8. Section 2.3(b) of the Credit Agreement is amended to read as follows:

“(b) As of July 25, 2005, the “LIBOR Spread” is 0.55% and the “Prime Rate Spread” is 0.00%. The applicable LIBOR Spread and Prime Rate Spread shall be subject to change at any time as determined based upon the higher (i.e. more desirable) of the Borrower’s Moody’s debt rating, and the Borrower’s S&P’s debt rating, as the case may be. The applicable Spreads shall be adjusted effective on the next Business Day following any change in the Borrower’s Moody’s debt rating and/or S&P’s debt rating, as the case may be. The applicable debt ratings and corresponding LIBOR Spreads and Prime Rate Spreads are as follows:

S&P Rating	Moody’s Rating	LIBOR Spread	Prime Rate Spread
A- or higher	A3 or higher	0.55%	0.00%
BBB+	Baal	0.65%	0.00%
BBB	Baa2	0.80%	0.00%
BBB-	Baa3	1.00%	0.25%
Less than BBB-	Less than Baa3	1.25%	0.50%
or no rating	or no rating

9. Section 2.3(c) of the Credit Agreement is amended to read as follows:

“(c) After maturity or upon the occurrence and during the continuance of an Event of Default hereunder, the Prime Rate Spread shall be 2.50% and the LIBOR Spread shall be 4.25%.”

10. Section 2.4.A. is hereby added to the Credit Agreement, immediately following Section 2.4, to read as follows:

SECTION 2.4.A. Letters of Credit.

(a) Until the Termination Date, the Issuing Bank, in reliance upon the agreements of the other Banks pursuant to Section 2.4.A(d), agrees to issue, at the request of the Borrower, Letters of Credit for the account of the Borrower on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or in the case of any

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renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Termination Date (except pursuant to a clause whereby the Issuing Bank is entitled to terminate the Letter of Credit on an annual basis by giving prior written notice to the beneficiary thereof in accordance with the written terms of such Letter of Credit); (ii) each Letter of Credit shall be in a stated amount of at least $100,000; and (iii) the Borrower may not request any Letter of Credit, if, after giving effect to such issuance (A) the aggregate LC Exposure would exceed the LC Commitment, or (B) the aggregate LC Exposure, plus the aggregate outstanding Loans of all Banks would exceed the aggregate Commitments of the Banks then in effect. Upon the issuance of each Letter of Credit each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in such Letter of Credit equal to such Banks Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each issuance of a Letter of Credit shall be deemed to utilize the Commitment of each Bank by an amount equal to the amount of such participation.

(b) To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the Issuing Bank and the Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions precedent to the effectiveness of this Agreement, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve (in its reasonable judgment) and that the Borrower shall have executed and delivered any Letter of Credit Agreement relating to such Letter of Credit as the Issuing Bank shall reasonably require; provided, that in the event of any conflict between such Letter of Credit Agreement and this Agreement, the terms of this Agreement shall control.

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(c) At least two Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Agent (by telephone or in writing) that the Agent has received such notice and if not, the Issuing Bank will provide the Agent with a copy thereof. Unless the Issuing Bank has received notice from the Agent on or before the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit (1) directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in Section 2.6(a) or (2) that one or more of the conditions precedent set forth in Article 3 of this Agreement are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.

(d) The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Issuing Bank shall notify the Borrower and the Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligations to reimburse the Issuing Bank and the Banks with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing upon the Issuing Bank’s written demand therefor, but otherwise without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified the Issuing Bank and the Agent prior to 11:00 a.m. on the Business Day on which such written demand for reimbursement is made that the Borrower intends to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Loans, the Borrower shall be deemed to have timely given a request to the Agent requesting the Banks to make Base Rate Loans on the date on which such drawing is honored in an exact amount due to the Issuing Bank. The Agent shall notify the Banks of such borrowing of Base Rate Loans in accordance with Section 2.2(a), and each Bank shall make the proceeds of its Base Rate Loan included in such borrowing available to the Agent for the account of the Issuing Bank in accordance with Section 2.2(a). The proceeds of such borrowing shall be applied directly by the Agent to reimburse the Issuing Bank for such LC Disbursement.

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(e) If for any reason a borrowing of Base Rate Loans may not be (as determined in the sole discretion of the Agent), or is not, made in accordance with the foregoing provisions, then each Bank (other than the Issuing Bank) shall be obligated to fund the participation that such Bank purchased pursuant to subsection (a) in an amount equal to its Commitment Percentage of such LC Disbursement on and as of the date which such borrowing of Base Rate Loans should have occurred. Each Bank’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Bank or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of an Event of Default, or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, or the termination of the aggregate Commitments of the Banks then in effect, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Bank, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Bank shall promptly transfer, in immediately available funds, the amount of its participation to the Agent for the account of the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Bank the funds for its participation in a LC Disbursement, the Issuing Bank (or the Agent on its behalf) receives any payment on account thereof, the Agent or the Issuing Bank, as the case may be, will distribute to such Bank its Commitment Percentage of such payment; provided, that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Bank will return to the Agent or the Issuing Bank any portion thereof previously distributed by the Agent or the Issuing Bank to it.

(f) To the extent that any Bank shall fail to pay any amount required to be paid pursuant to paragraph (d) of this Section 2.4.A. on the due date therefor, such Bank shall pay interest to the Issuing Bank (through the Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided, that if such Bank shall fail to make such payment to the Issuing Bank within

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three (3) Business Days of such due date, then, retroactively to the due date, such Bank shall be obligated to pay interest on such amount at the Federal Funds Rate plus the Prime Rate Spread for default interest set forth in Section 2.3(c).

(g) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Agent or the Majority Banks demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Agent, in the name of the Agent and for the ratable benefit of the Banks, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, with demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 6.1 (f). Such deposit shall be held by the Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement with respect to the LC Exposure. The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Majority Banks, be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not so applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(h) Promptly following the end of each fiscal quarter, the Issuing Bank shall deliver (through the Agent) to each Bank and the Borrower a report describing the aggregate Letters of Credit outstanding at the end of such fiscal quarter. Upon the request of any Bank from time to time, the Issuing Bank shall

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deliver to such Bank any other information reasonably requested by such Bank with respect to each Letter of Credit then outstanding.

(i) The Borrower’s obligations to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

(1) Any lack of validity or enforceability of any Letter of Credit or this Agreement;

(2) The existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Bank (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(3) Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(4) Payment in good faith by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit, except for the Issuing Bank’s gross negligence or willful misconduct in connection therewith;

(5) Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder, except for the Issuing Bank’s gross negligence or willful misconduct in connection therewith; or

(6) The existence of an Event of Default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default.

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(j) Neither the Agent, the Issuing Bank, the Banks nor any affiliate of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(k) Each Letter of Credit shall be subject to the Uniform Customs and Practices for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time, and, to the extent not inconsistent therewith, the governing law of this Agreement set forth in Section 8.14.

(1) Each Existing Letter of Credit shall be deemed to be a Letter of Credit issued by SunTrust Bank as the Issuing Bank on the Effective Date.

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11. Each reference in Section 2.5 of the Credit Agreement to “Bank” shall be deemed to include a reference to the Issuing Bank.

12. Section 2.6(a) of the Credit Agreement is amended to read as follows:

“(a) The Borrower agrees to pay to the Agent, for the accounts of the Banks, a fee on the amount of the aggregate Commitments, whether used or unused, from the effective date hereof until the Termination Date, as extended from time to time, at the rate per annum set forth in the schedule below (the “Commitment Fee Rate”), payable quarterly in arrears on the first Business Day of each March, June, September and December, during the term of the Commitments of the Banks, beginning on September 1, 2005, and on the Termination Date, as extended from time to time. The Agent shall submit a quarterly statement for such fee to the Borrower.

S&P Rating	Moody’s Rating	Commitment Fee Rate
A- or higher	A3 or higher	0.15%
BBB+	Baal	0.15%
BBB	Baa2	0.175%
BBB-	Baa3	0.20%
Less than BBB-	Less than Baa3	0.25%
or no rating	or no rating

The Commitment Fee Rate shall be determined in the same manner as the determination of the LIBOR Spread pursuant to Section 2.3(b) hereof (e.g., if the Borrower’s Moody’s debt rating is Baal and its S&P debt rating is A, the Commitment Fee Rate shall be based on the S&P debt rating), with adjustments becoming effective on the next Business Day following any change in the applicable debt rating. As of the date hereof, the Commitment Fee Rate is 0.15%.”

13. Section 2.6(c) is hereby added to the Credit Agreement, immediately following Section 2.6(b), to read as follows:

“(c) The Borrower agrees to pay (i) to the Agent, for the account of each Bank funding its required participation in each Letter of Credit, a letter of credit fee with respect to such participation in each Letter of Credit, which shall accrue at the LIBOR Spread then applicable, on the average daily amount of such Bank’s LC Exposure (excluding any portion thereof

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attributable to unreimbursed LC Disbursements) attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires, is irrevocably cancelled by the beneficiary thereof or is drawn in full (including without limitation any LC Exposure that remains outstanding after the Termination Date, exclusive of any portion thereof attributable to unreimbursed LC Disbursements) and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires, is irrevocably cancelled by the beneficiary thereof or is drawn in full (including without limitation any LC Exposure that remains outstanding after the Termination Date, exclusive of any portion thereof attributable to unreimbursed LC Disbursements), as well as the Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued letter of credit and fronting fees shall be payable monthly in arrears, commencing on July 30, 2005, and on the Termination Date (and if later, the date the LC Exposure shall be repaid in its entirety). The Borrower shall pay fees on the Existing Letters of Credit in accordance with the foregoing terms from the Effective Date, and within two Business Days after the Effective Date, SunTrust Bank, as the Issuing Bank, will refund to the Borrower the unearned portion of any prepaid fees paid to it with respect to the Existing Letters of Credit, determined on the basis of the number of days remaining in the periods for which such fees were prepaid.”

14. The reference in Section 2.8(c) to “non-usage fees” shall be deemed to be a reference to “commitment fees.”

15. The conditions contained in Section 3.2 of the Credit Agreement shall be deemed conditions precedent to the issuance by the Issuing Bank of any Letter of Credit.

16. Section 5.1 of the Credit Agreement is amended such that the affirmative covenants therein contained apply for so long as there remain unreimbursed LC Disbursements, in addition to the other conditions expressed in such Section 5.1.

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17. The third sentence of Section 5.1(c) of the Credit Agreement is amended to read in its entirety as follows:

“Within 10 days after the Borrower forms or acquires any Subsidiary, which Subsidiary, at the time of formation or acquisition or at any time thereafter, owns no Properties which are not Unencumbered Assets (provided, however, that WRIT Prosperity Holdings, L.L.C., shall be required to execute the Subsidiary Guaranty notwithstanding its ownership of certain Properties which are not Unencumbered Assets), the Borrower shall cause such Subsidiary to execute and deliver to the Banks a valid and enforceable guaranty agreement (as “Subsidiary Guaranty”) together with such other documents as the Banks shall reasonably request.”

18. Section 5.2 of the Credit Agreement is amended such that the negative covenants therein contained apply for so long as there remain unreimbursed LC Disbursements, in addition to the other conditions expressed in such Section 5.2.

19. Section 5.2(b) of the Credit Agreement is amended as follows:

(a) The reference in Section 5.2(b)(2) of the Credit Agreement to “450,000,000” is amended to be “$575,000,000, plus 80% of the Net Proceeds from any Equity Issuances subsequent to March 31, 2005.”

(b) The reference in Section 5.2(b)(3) of the Credit Agreement to “fifty percent (50%)” is amended to be fifty-five percent (55%).”

(c) Section 5.2(b)(5) of the Credit Agreement is amended to read as follows:

“(5) the Value of Unencumbered Assets to be less than 1.82 times the Consolidated Senior Unsecured Indebtedness; or”

20. Section 5.2(d) of the Credit Agreement is amended as follows:

(a) The reference in Section 5.2(d)(2) of the Credit Agreement to “50,000,000” is amended to be “$100,000,000.”

(b) The reference in Section 5.2(d)(3) of the Credit Agreement to “ten percent (10%)” is amended to be “fifteen percent (15%).”

(c) The following provisions are added to Section 5.2(d) as clauses (4) and (5), respectively, and as a final paragraph to such Section 5.2(d):

“(4) any investments in undeveloped land to the extent such investments in the aggregate would exceed fifteen percent (15%) of their Total Tangible Assets on a consolidated basis.

Washington Real Estate Investment Trust

July 25, 2005

(5) without duplication of the immediately preceding clause (4), any investments in projects which are treated as assets under development under GAAP to the extent such investments in the aggregate would exceed fifteen percent (15%) of their Total Tangible Assets on a consolidated basis.

In addition to the foregoing limitations, all investments, loans and advances described in the foregoing clauses (3) through (5), without duplication, shall not, in the aggregate, exceed thirty percent (30%) of the Total Tangible Assets of the Borrower and its Subsidiaries on a consolidated basis.”

21. Section 6.2(a) of the Credit Agreement is amended such that Agent may declare, upon such conditions as are expressed in Sections 6.2 and 6.2(b), the Issuing Bank’s obligation to issue Letters of Credit to be terminated.

22. Section 6.2(b) of the Credit Agreement is amended such that all unreimbursed LC Disbursements, upon such conditions as are expressed in Sections 6.2 and 6.2(b), would be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrower, and to add the following as a final sentence to such Section 6.2(b):

“The Agent also shall, upon the written request of the Majority Banks, require the Borrower to pay (for the benefit of the Issuing Bank), and the Borrower agrees to pay, to the Agent (for the benefit of the Issuing Bank) an amount of cash equal to the aggregate amount of the Letters of Credit then outstanding, and any amounts paid by the Borrower shall be held by the Agent in a cash collateral account, over which the Agent shall have the exclusive power of withdrawal, for the benefit of the Issuing Bank, as security for the unreimbursed LC Disbursements and the other obligations arising out of the Letters of Credit and the Letter of Credit Agreements.”

23. Section 7.1 of the Credit Agreement is amended to add the following as a final sentence:

“The Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Agent may agree at the request of the Majority Banks to act for the Issuing Bank with respect thereto; provided, that the Issuing Bank shall have all the benefits and immunities (i) provided to the Agent in this Article 7 with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements

Washington Real Estate Investment Trust

July 25, 2005

for letters of credit pertaining to the Letters of Credit as fully as the term “Agent” as used in this Article 7 included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.”

24. Section 8.5 of the Credit Agreement is amended to include references to the Issuing Bank as an indemnitee with respect to the indemnified liabilities therein described, as well as any liabilities or costs of the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder.

25. Sections 8.12 and 8.13 of the Credit Agreement are amended so as to permit sales of participations in, and assignments of, the Banks’ LC Exposure, to the same extent, but subject to the same limitations, as are expressed in such Sections with respect to the Banks’ Loans and Commitments.

26. All references to the “Internal Revenue Code” contained in the Credit Agreement shall be deemed to be a reference to the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, and all references to particular sections of such Internal Revenue Code shall be deemed to be references to such sections or their successor sections.

27. The Subsidiaries that will become Guarantors as of the date hereof shall satisfy the conditions set forth in Section 5.1(c) of the Credit Agreement within 5 Business Days after the date of this Amendment.

28. Notices in connection with the Credit Agreement and the other Loan Documents shall be sent, in the case of the Agent, to the attention of Gregory T. Horstman, at SunTrust Bank, 8330 American Center West, 8th Floor, Vienna, Virginia 22182-2624, Facsimile: (703) 442-1570.

29. Not later than July 25, 2005, the Borrower shall pay to the Agent for the account of SunTrust Bank a non-refundable increase and extension fee of $315,000.

30. All of the obligations of the parties to the Credit Agreement, as amended hereby, and the other Loan Documents, are hereby ratified and confirmed. All references in the Loan Documents to the “Credit Agreement” shall henceforth be deemed to refer to the Credit Agreement as amended by this letter agreement.

31. This letter agreement may be executed in any number of counterparts, all of which when taken together shall constitute one agreement, and any of the parties hereto may execute this letter agreement by signing any such counterpart; and

32. All other terms and conditions of the Loan Documents remain unchanged and in full force and effect.

[Signatures on following page]

Washington Real Estate Investment Trust

July 25, 2005

Sincerely yours,

SunTrust Bank, as Agent

By:	/s/ Gregory T. Horstman
Gregory T. Horstman
Senior Vice President

Seen and Agreed:

BORROWER:

WASHINGTON REAL ESTATE INVESTMENT TRUST,
a Maryland real estate investment trust

By:	/s/ Sara L. Grootwassink
Sara L. Grootwassink
Chief Financial Officer

WRIT LIMITED PARTNERSHIP, a Delaware limited partnership

By: Washington Real Estate Investment Trust, as general partner

By:	/s/ Sara L. Grootwassink
Sara L. Grootwassink
Chief Financial Officer

BANK:

SUNTRUST BANK

By:	/s/ Gregory T. Horstman
Gregory T. Horstman
Senior Vice President

COUNTERPART FOR GUARANTOR

THIS COUNTERPART (this “Counterpart”), dated as of July 25, 2005, is delivered pursuant to Section 5.1(c) of the Amended and Restated Credit Agreement dated as of August 26, 1999, but effective for all purposes as of July 25, 1999, between Washington Real Estate Investment Trust, a Maryland real estate investment trust (the “Borrower”), SunTrust Bank, as successor by merger to Crestar Bank, as Agent (the “Agent”), SunTrust Bank, a Georgia banking corporation, as a Bank, and the other Banks that are parties thereto, as amended by a letter agreement between such parties dated as of July 25, 2002, as amended by a letter agreement between such parties dated as of March 14, 2005, as amended by a letter agreement between such parties dated as of July 25, 2005 (as further amended, modified or supplemented from time to time, the “Credit Agreement;” capitalized terms used therein and not herein defined to have the meanings ascribed to such terms in the Credit Agreement), pursuant to which Borrower agreed, if it should form or acquire any Subsidiary, which Subsidiary, at the time of formation or acquisition or at any time thereafter, owns no Properties which are not Unencumbered Assets, that such Subsidiary shall become a party to, and a Guarantor (as defined in the Subsidiary Guaranty (as hereinafter defined)) under, the Subsidiary Guaranty referred to below, and shall satisfy the conditions set forth in Section 5.1(c) of the Credit Agreement upon the acquisition or formation of such Subsidiary.

The undersigned hereby agrees that this Counterpart may be attached to the Amended and Restated Guaranty Agreement, dated as of July 25, 1999 (as amended, restated, modified or supplemented, the “Subsidiary Guaranty”), made by the Guarantors named therein in favor of the Agent, for the benefit of the Banks, and any amendments, modifications or supplements thereof, or counterparts thereto. The undersigned, by executing and delivering this Counterpart, hereby becomes a Guarantor under the Subsidiary Guaranty and agrees to be bound by all of the terms thereof, to be jointly and severally liable for the obligations of the Guarantors thereunder and to satisfy the conditions set forth in Section 5.1(c) of the Credit Agreement within 5 Business Days after the date hereof.

The undersigned has caused this Counterpart to be executed and delivered by its duly authorized representative as of the day and year first above stated.

WRIT PROSPERITY HOLDINGS, LLC, a Delaware limited liability company		Witness:

By:	/s/ Edmund B. Cronin, Jr.	/s/ Sara L. Grootwassink
Print Name:	Edmund B. Cronin, Jr.	Print Name:	Sara L. Grootwassink, CFO
Title:	CEO, Washington Real Estate Investment Trust

PROMISSORY NOTE

$70,000,000.00	July 25, 2005

FOR VALUE RECEIVED, the undersigned, WASHINGTON REAL ESTATE INVESTMENT TRUST, a Maryland real estate investment trust (the “Borrower”), HEREBY PROMISES TO PAY to the order of SUNTRUST BANK, a Georgia banking corporation (the “Bank”) the principal amount of SEVENTY MILLION AND NO/100 DOLLARS ($70,000,000.00) or, if less, the outstanding aggregate principal amount of all Loans made by the Bank to the Borrower pursuant to the Credit Agreement (as hereinafter defined), on the Termination Date (as defined in the Credit Agreement).

The Borrower promises to pay interest on the principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement referred to below.

Both principal and interest are payable in lawful money of the United States of America to SunTrust Bank, as successor by merger to Crestar Bank, as Agent (the “Agent”), at 8330 Boone Boulevard, 8th Floor, Vienna, Virginia 22182 in same day funds.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Amended and Restated Credit Agreement dated as of August 26, 1999, but effective for all purposes as of July 25, 1999, between the Borrower, the Agent, the Bank and the other banks that are parties thereto, as amended by a letter agreement between such parties dated as of July 25, 2002, as amended by a letter agreement between such parties dated as of March 14, 2005, as amended by a letter agreement between such parties of even date herewith (as further amended, modified or supplemented from time to time, the “Credit Agreement”). The Credit Agreement, among other things, (i) provides for the making of loans (the “Loans”) by the Bank to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Loan being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

WASHINGTON REAL ESTATE INVESTMENT TRUST

By:	/s/ Sara L. Grootwassink
Sara L. Grootwassink
Chief Financial Officer

COUNTERPART FOR GUARANTOR

THIS COUNTERPART (this “Counterpart”), dated as of July 25, 2005, is delivered pursuant to Section 5.1(c) of the Amended and Restated Credit Agreement dated as of August 26, 1999, but effective for all purposes as of July 25, 1999, between Washington Real Estate Investment Trust, a Maryland real estate investment trust (the “Borrower”), SunTrust Bank, as successor by merger to Crestar Bank, as Agent (the “Agent”), SunTrust Bank, a Georgia banking corporation, as a Bank, and the other Banks that are parties thereto, as amended by a letter agreement between such parties dated as of July 25, 2002, as amended by a letter agreement between such parties dated as of March 14, 2005, as amended by a letter agreement between such parties dated as of July 25, 2005 (as further amended, modified or supplemented from time to time, the “Credit Agreement;” capitalized terms used therein and not herein defined to have the meanings ascribed to such terms in the Credit Agreement), pursuant to which Borrower agreed, if it should form or acquire any Subsidiary, which Subsidiary, at the time of formation or acquisition or at any time thereafter, owns no Properties which are not Unencumbered Assets, that such Subsidiary shall become a party to, and a Guarantor (as defined in the Subsidiary Guaranty (as hereinafter defined)) under, the Subsidiary Guaranty referred to below, and shall satisfy the conditions set forth in Section 5.1(c) of the Credit Agreement upon the acquisition or formation of such Subsidiary.

The undersigned hereby agrees that this Counterpart may be attached to the Amended and Restated Guaranty Agreement, dated as of July 25, 1999 (as amended, restated, modified or supplemented, the “Subsidiary Guaranty”), made by the Guarantors named therein in favor of the Agent, for the benefit of the Banks, and any amendments, modifications or supplements thereof, or counterparts thereto. The undersigned, by executing and delivering this Counterpart, hereby becomes a Guarantor under the Subsidiary Guaranty and agrees to be bound by all of the terms thereof, to be jointly and severally liable for the obligations of the Guarantors thereunder and to satisfy the conditions set forth in Section 5.1(c) of the Credit Agreement within 5 Business Days after the date hereof.

The undersigned has caused this Counterpart to be executed and delivered by its duly authorized representative as of the day and year first above stated.

WRIT-NVIP, L.L.C., a Virginia limited liability company		Witness:

By:	/s/ Edmund B. Cronin, Jr.	/s/ Sara L. Grootwassink
Print Name:	Edmund B. Cronin, Jr.	Print Name:	Sara L. Grootwassink, CFO
Title:	CEO, Washington Real Estate Investment Trust

COUNTERPART FOR GUARANTOR

THIS COUNTERPART (this “Counterpart”), dated as of July 25, 2005, is delivered pursuant to Section 5.1(c) of the Amended and Restated Credit Agreement dated as of August 26, 1999, but effective for all purposes as of July 25, 1999, between Washington Real Estate Investment Trust, a Maryland real estate investment trust (the “Borrower”), SunTrust Bank, as successor by merger to Crestar Bank, as Agent (the “Agent”), SunTrust Bank, a Georgia banking corporation, as a Bank, and the other Banks that are parties thereto, as amended by a letter agreement between such parties dated as of July 25, 2002, as amended by a letter agreement between such parties dated as of March 14, 2005, as amended by a letter agreement between such parties dated as of July 25, 2005 (as further amended, modified or supplemented from time to time, the “Credit Agreement;” capitalized terms used therein and not herein defined to have the meanings ascribed to such terms in the Credit Agreement), pursuant to which Borrower agreed, if it should form or acquire any Subsidiary, which Subsidiary, at the time of formation or acquisition or at any time thereafter, owns no Properties which are not Unencumbered Assets, that such Subsidiary shall become a party to, and a Guarantor (as defined in the Subsidiary Guaranty (as hereinafter defined)) under, the Subsidiary Guaranty referred to below, and shall satisfy the conditions set forth in Section 5.1(c) of the Credit Agreement upon the acquisition or formation of such Subsidiary.

The undersigned hereby agrees that this Counterpart may be attached to the Amended and Restated Guaranty Agreement, dated as of July 25, 1999 (as amended, restated, modified or supplemented, the “Subsidiary Guaranty”), made by the Guarantors named therein in favor of the Agent, for the benefit of the Banks, and any amendments, modifications or supplements thereof, or counterparts thereto. The undersigned, by executing and delivering this Counterpart, hereby becomes a Guarantor under the Subsidiary Guaranty and agrees to be bound by all of the terms thereof, to be jointly and severally liable for the obligations of the Guarantors thereunder and to satisfy the conditions set forth in Section 5.1(c) of the Credit Agreement within 5 Business Days after the date hereof.

The undersigned has caused this Counterpart to be executed and delivered by its duly authorized representative as of the day and year first above stated.

CASCADE/MARYLAND PROPERTIES LLC, a Washington limited liability company		Witness:

By:	/s/ Edmund B. Cronin, Jr.	/s/ Sara L. Grootwassink
Print Name:	Edmund B. Cronin, Jr.	Print Name:	Sara L. Grootwassink
Title:	CEO, Washington Real Estate Investment Trust